   As filed with the Securities and Exchange Commission on October 7, 2004

                                                    Registration No. [_________]

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           Curtiss-Wright Corporation
             (Exact name of registrant as specified in its charter)

                     Delaware                          13-0612970
           (State or other jurisdiction             (I.R.S. Employer Number)
          of incorporation or organization)

                               4 Becker Farm Road
                           Roseland, New Jersey 07068
                                 (973) 597-4700
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                                Martin R. Benante
                                  Chairman and
                             Chief Executive Officer
                           Curtiss-Wright Corporation
                               4 Becker Farm Road
                           Roseland, New Jersey 07068
                                 (973) 597-4700
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   Copies To:

      Paul J. Ferdenzi, Esq.                      Peter A. Basilevsky , Esq.
     Assistant Secretary and                       Satterlee Stephens Burke
      Associate General Counsel                          & Burke LLP
    Curtiss-Wright Corporation                         230 Park Avenue
        4 Becker Farm Road                      New York, New York 10169-0079
    Roseland, New Jersey 07068                         (212) 818-9200
          (973) 597-4700

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
 Title of each class of    Number of shares to      Proposed maximum       Proposed maximum           Amount of
    securities to be          be registered        offering price per     aggregate offering      registration fee
       registered                                       unit (a)                 price
------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$1.00 per share                  216,576                 $59.40               $12,864,614             $1629.95
------------------------------------------------------------------------------------------------------------------
Series A junior
participating preferred      216,576 rights              -- (b)                 -- (b)                  none
stock purchase rights (b)
------------------------------------------------------------------------------------------------------------------

(a) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act, on the basis of the average of the high and the low prices ($60.10 and $58.70, respectively) of a share of the registrant's common stock as reported for New York Stock Exchange composite transactions on October 4, 2004.

(b) Each share of the registrant's common stock being registered under this registration statement includes Series A junior participating preferred stock purchase rights. Prior to the occurrence of certain events, the Series A junior participating preferred stock purchase rights will not be exercisable or evidenced separately from the registrant's common stock and have no value except as reflected in the market price of the shares to which they are attached.

                           ---------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS


                         216,576 Shares of Common Stock

         This prospectus relates to 216,576 shares of common stock, par value $1.00 per share, of Curtiss-Wright Corporation. All of the shares being offered by this prospectus will be sold by or for the benefit of the selling stockholders of Curtiss-Wright Corporation named in this prospectus. We will not receive any proceeds from the sale of the shares.

         Our common stock is traded on the New York Stock Exchange under the symbol "CW". The last reported sales price of a share of common stock during the normal trading session on the New York Stock Exchange on September 28, 2004 was $56.87 per share.

         The common stock may be offered and sold from time to time by the selling stockholders through underwriters, dealers or agents or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to the market prices.

         For a discussion of certain factors that should be considered by prospective investors, see "Risk Factors" beginning on page 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.



                 The date of this Prospectus is October 7, 2004

                       WHERE YOU CAN FIND MORE INFORMATION

         We file current, annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended, with the SEC. You may read and copy any of these filed documents at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's internet site at http://www.sec.gov.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not include all the information contained in that registration statement and its exhibits. For further information with respect to us and our common stock, you should consult the registration statement and its exhibits.

         Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the entities listed above.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in the prospectus or any prospectus supplement. This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC. These documents contain important information about us and our financial condition.

o   our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

o   our Definitive Proxy Statement filed on March 10, 2004;

o our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2004;

o our Current Reports on Form 8-K filed on February 6, February 10, April 30 and July 29, 2004;

o the description of our common stock contained in our Form 8-A filed on November 5, 2001; and

o the description of our Series A Participating Preferred Stock Purchase Rights contained in our Form 8-A/A filed on November 20, 2001.

         We incorporate by reference in this prospectus additional documents that we may file with the SEC between the date the registration statement was initially filed and the date of termination of the offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-K, 10-Q and 8-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties relevant to our business in the "Risk Factors" section beginning on page 6 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed there could also adversely affect us.

         You can obtain any of the documents incorporated by reference through us, the SEC or the SEC's web site noted above. Documents that we incorporate by reference are available without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated in this prospectus by requesting them in writing or by telephone at the following address: Curtiss-Wright Corporation, 4 Becker Farm Road, Roseland, New Jersey 07068, Attention: Secretary, (973) 597-4700.


                           CURTISS-WRIGHT CORPORATION

         Unless the context requires otherwise, references to "we," "us," "our," "the Company," or "Curtiss-Wright" refer collectively to Curtiss-Wright Corporation and its subsidiaries.

         Curtiss-Wright, headquartered in Roseland, New Jersey is a diversified, global enterprise delivering highly engineered, technologically advanced, value-added products and services to a broad range of industries in the motion control, flow control and metal treatment markets. The Company has achieved balanced growth through the successful application of its core competencies in engineering and precision manufacturing, adapting these competencies to new markets through internal product development and a disciplined program of strategic acquisitions. We manufacture an extensive array of proprietary, engineered industrial products sold to customers in a variety of industries around the world. We believe that each of our principal business segments holds a significant market share position in its market. We also believe that our consistent financial performance has been attributable to the manufacture of quality proprietary products designed and engineered by us, coupled with our ability to identify and successfully integrate strategic acquisitions. Curtiss-Wright consists of three reportable business segments: Motion Control, Flow Control, and Metal Treatment.

Motion Control

         The Motion Control segment ("Motion Control") consists of three main operating divisions: (1) Engineered Systems, (2) Integrated Sensing and (3) Embedded Computing. These divisions design, develop, manufacture and maintain sophisticated, high performance components and subsystems for aerospace, defense and medical/industrial equipment applications. Engineered systems group offers product to the aerospace and defense industries consisting of electro-mechanical and hydro-mechanical actuation components and systems, which are designed to position aircraft control surfaces, or to operate canopies, cargo doors, weapons bay doors, or other devices used on aircraft. In addition they provide aiming and stabilizing systems for weapons mounted on ground defense vehicles and tilting systems for high-speed trains. The Integrated Sensing group designs and manufactures position sensors and control hardware for both military and commercial applications and industrial markets, and aerospace fire detection and suppression control systems, power conversion products, and control electronics. Embedded Computing group designs, develops and manufactures mission-critical electronic control systems primarily for defense markets. Mission-critical electronic control products include electronic components and subsystems used in fire control, aiming and stabilization, munitions loading, and environmental processors for military ground vehicles. Additionally they provide high-speed data communications components for airborne and ground vehicle simulation, and graphics components and subsystems used in the aerospace, naval, and medical markets. This division also holds a license for the marketing of perimeter defense sensing systems for the military and homeland defense markets.

         During 2003, the Embedded Computing group expanded its product offering by enhancing its presence in standard, commercially available computing technologies, referred to as commercial-off-the-shelf or COTS, for graphic board and ruggedized digital signal processing products. Also in 2003, this division added digital switches, high-speed data streaming interfaces, and other related devices to the defense aerospace product offering. These devices are utilized in applications such as radar and sonar systems, high-speed video transfer, and other signal intelligence devices.

         As a related service, Motion Control also provides commercial airlines and the military customers

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with component overhaul and repair services. These services include the overhaul and repair of hydraulic, pneumatic, mechanical, electro-mechanical, and electronic components, aircraft parts sourcing, and component exchange services for a wide array of aircraft.

Flow Control

         The Flow Control segment ("Flow Control") designs, manufactures, distributes and services a broad range of highly engineered flow control products for severe service military and commercial applications. Curtiss-Wright's state-of-the-art technologies have consistently provided valves with performance characteristics designed for customer specific applications. Our valves are of various types and sizes, such as motor operated and solenoid operated globe, gate, control and safety relief valves. These valves are used to control the flow of liquids and gases and to provide safety relief in high-pressure applications. Flow Control also supplies pumps and motors as well as actuators and controllers for our valves as well as for valves manufactured by our competitors. The primary customers for these products are the U.S. Navy, which uses them in nuclear propulsion systems, and owners and operators of commercial power utilities who use them in new and existing nuclear and fossil fuel power plants. Flow Control also designs, develops, manufactures, tests and services specialized instrumentation and control equipment primarily for the U.S. Nuclear Naval program. Since the 1980's, all new construction of new nuclear plants has occurred outside the U.S. and recent sales for such plants have been in Korea and Taiwan. The production of valves for the U.S. Navy and for the new power plants is characterized by long lead-time from order placement to delivery.

         Flow Control is also a designer and manufacturer of highly engineered critical function electro-mechanical solutions for the U.S. Navy, commercial nuclear power utilities, petrochemical and hazardous waste industries. Flow Control designs, develops, manufactures and qualifies critical function pumps, ship service turbine motors, generators, secondary propulsion systems, valves, seals, control rod drive mechanisms and power conditioning electronics. Additionally, Flow Control designs and manufactures power dense electrical rotating equipment, along with the supporting power electronics.

         Flow Control also designs, manufactures, and distributes additional flow control products for sale into global commercial nuclear power markets. These product lines include: snubbers, advanced valves, valve actuators, test and diagnostic equipment, as well as related diagnostic services. In addition, Flow Control provides training, on-site services, staff augmentation and engineering programs relating to nuclear power plants.

         Flow Control manufactures spring-loaded and pilot operated pressure-relief valves and high performance butterfly valves for the processing industries. It also provides metal-seated industrial valves used in standard and advanced applications including high-cycle, high-pressure, extreme temperature, and corrosive plant environments. Primary customers are refineries, petrochemical/chemical plants and pharmaceutical manufacturing facilities. Flow Control also manufactures and provides specialty hydraulic and pneumatic valves, air-driven pumps and gas boosters. These products are used generally in various industrial applications as well as in directional control valves for truck transmissions and car transport carriers. Flow Control also provides hydraulic power units and components primarily for the automotive and entertainment industries.

Metal Treatment

         The Metal Treatment segment ("Metal Treatment") consists of fifty-four metal treatment facilities throughout North America and Europe that perform four types of metal treatment processes on customer supplied components: (1) Shot-Peening, (2) Heat Treating, (3) Laser-Peening, and (4) Coatings. Shot-peening is the process of bombarding a metal part's surface with spherical media such as steel shot, ceramic or glass beads to compress the outer layer of the metal. It is the primary process performed by Metal Treatment, and includes shot peening of highly stressed components as a preventative measure as well as shot peen forming of aluminum aircraft wing skins. Laser Peening is a new process for high value critical parts that provides increased levels of protection from failure mechanisms such as fatigue, stress corrosion and impact damage than Shot Peening. Heat-treating is an industrial process where metal parts are put into furnaces and subjected to specific time/temperature cycles that change the physical and metallurgical properties of the metal. Coatings are utilized primarily on metal parts to provide increased lubricity and protection from corrosion and oxidation. These processes are used principally to improve the service life, strength and durability of metal parts. Although these services are used primarily on parts from the aerospace and automotive markets, Metal Treatment provides these services for customers fabricating metal parts for construction equipment, petrochemical processing and general industrial markets.

                                   OUR ADDRESS

         We are incorporated in Delaware and the address of our principal executive office is 4 Becker Farm Road, Roseland, New Jersey 07068. Our telephone number is (973) 597-4700. Our Internet address is www.curtisswright.com. Our website is an interactive textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.


            CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

         This prospectus, including the documents that are incorporated by reference as set forth herein under the section entitled "Information Incorporated by Reference," contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1993 (the "Securities Act"), as amended and Section 21E of the Exchange Act of 1934, as amended. Such statements relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "management believes," or "intends" and similar words or phrases. Such statements are subject to inherent uncertainties and risks, which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Persons reading this report are cautioned that risks and uncertainties are inherent to forward-looking statements. Accordingly, our actual results could differ materially from those suggested by such forward-looking statements. The risks and uncertainties include, but are not limited to, the following:


         o the effect of our acquisition strategy on future operating results, including our ability to effectively integrate acquired companies into our existing operations;

         o the uncertainty of acceptance of new products and successful bidding for new contracts;

         o the effect of technological changes or obsolescence relating to our products and services;

         o the effects of government regulation or shifts in government policy, as they may relate to our products and services;

         o the pattern of our sales, including variations in sales volume within periods;

         o consumer demands and preferences including the acceptance by our customers and consumers of new products and line extensions;

         o the mix of products sold;

         o our ability to control our internal costs and the cost of raw materials;

         o competitive factors including the prices, promotional incentives and trade terms of our products and our response and the response of our customers and competitors to changes in these items;

         o technological advances by our competitors;

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         o new patents granted to our competitors;

         o changes in foreign exchange rates in one or more of our geographic markets;

         o changes in accounting policies;

         o changes in government spending;

         o acquisition and divestiture activities;

         o the impact of general economic conditions in the United States and in other countries in which we currently do business; and

         o the risk factors listed in this prospectus, beginning on page 6.

         You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus. We are under no obligation, and expressly disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                  RISK FACTORS

         You should carefully consider the following risks and uncertainties and all other information contained in this prospectus, including the documents incorporated by reference, before you decide whether to purchase our securities. Any of the following risks, if they materialize, could adversely affect our business, financial condition and operating results. As a result, the trading price of our Common Stock and Class B Common Stock (hereinafter "common stock") could decline, and you could lose all or part of your investment.

Risk Factors Relating to Our Business

Approximately 47% of our revenues is derived from government business, which is dependent upon the continued willingness of the U.S. Government to buy our products and services.

         In calendar year 2003, approximately 47% of our revenues was derived from defense contracts or subcontracts with domestic and foreign government agencies of which approximately 55% is attributed to U.S. Navy procurements. The development and success of our business in the future will depend upon the continued willingness of the U.S. Government to commit substantial resources to such defense programs and, in particular, upon continued purchases of our products.

         Our business with the U.S. Government is subject to various risks, including termination of contracts at the convenience of the U.S. Government; termination, reduction or modification of contracts or subcontracts in the event of changes in the U.S. Government's requirements or budgetary constraints; shifts in spending priorities; and when we are a subcontractor, the failure or inability of the prime contractor to perform its prime contract. Certain contract costs and fees are subject to adjustment as a result of audits by government agencies. In addition, all defense businesses are subject to risks associated with the frequent need to bid on programs in advance of design completion, which may result in unforeseen technological difficulties and/or cost overruns.

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         Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. In addition, if certain technical or other program requirements are not met in the developmental phases of the contract, then the follow-on production phase may not be realized. Upon termination, other than for a contractor's default, the contractor normally is entitled to reimbursement for allowable costs, but not necessarily all costs, and to an allowance for the proportionate share of fees or earnings for the work completed. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the foreign government. See "Curtiss-Wright Corporation".

Our earnings will be reduced by less spending in the defense industry.

          Reductions in spending in the defense industry may or may not have an effect on our programs; however, in the event expenditures for products of the type manufactured by us are reduced and not offset by greater foreign sales or revenues from other new programs or products that we manufacture, we will experience a reduction in our volume of contracts or subcontracts awarded to us.

Our government contracts have limited terms and, sometimes, undetermined pricing terms at the time they are entered into.

         Our contracts with the U.S. Government or a prime contractor of the U.S. Government ("U.S. Government Contracts") are for varying fixed terms, which may not be renewed or followed by follow-on contracts awarded to us by the U.S. Government or the prime contractor upon the expiration of any such U.S. Government Contract. Our U.S. Government Contracts accounted for approximately 47% of our revenues in 2003. The loss of revenue resulting from the failure to obtain a renewal or follow-on contract with respect to any significant contract or a number of lesser contracts, in either case without the substitution of revenues from the award of new contracts, would have a material adverse effect upon our results of operations and financial position. In addition, from time to time we enter into U.S. Government contracts with a fully funded backlog, but in which the final price per unit may not be determined until sometime in the future.

Future terror attacks, war, or other civil disturbances could negatively impact our business.

         Continued terrorist attacks, war or other disturbances could lead to further economic instability and decreases in demand for our commercial products, which would negatively impact our business, financial condition and results of operations.

         The terrorist attacks of September 11, 2001 and subsequent terrorist attacks world-wide have caused instability from time to time in global financial markets. The disruption of our business as a result of the terrorist attacks of September 11 included a decrease in customer demand in the commercial aerospace market for our products and commercial overhaul and repair services, from which our business has not completely recovered. As of December 31, 2003, approximately 18% of the Company business is related to commercial aerospace. The business activity levels in the third and fourth quarters of 2001 dropped as a result of these attacks, and continued to impact the results of operations in 2002 and 2003. Since the metal treatment segment operates with a limited backlog of unfilled orders, reductions in order activity very quickly reduces sales and profitability of this segment and could adversely affect our revenues. The long-term effects of the September 11 and subsequent attacks on us are unknown. These attacks and the U.S. Government's continued efforts against terrorist organizations may lead to additional armed hostilities or to further acts of terrorism and civil disturbance in the U.S. or elsewhere, which may further contribute to economic instability.

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We rely on certain suppliers as a sole source of certain necessary components of our products.

         Our manufacturing process for our products often consists of the assembly of purchased components and testing of the product at various stages in the assembly process.

         Although materials and purchased components generally are available from a number of different suppliers, several suppliers are our sole source of certain components. If a supplier should cease to deliver such components, other sources for these components are available; however, added cost and manufacturing delays would result.

Our ability to implement our growth strategy is dependent upon our ability to implement our acquisition strategy and on our ability to integrate acquired businesses successfully, both of which are subject to various uncertainties.

         Our strategy includes growth through acquisitions. Our markets primarily include mature industries. As a result, our historical growth has depended, and our future growth is likely to continue to depend in large part, on our acquisition strategy, our ability to implement successfully our acquisition strategy, and the successful integration of acquired businesses into our existing operations. Management intends to continue to seek additional acquisition opportunities in accordance with its acquisition strategy both to expand into new markets and to enhance our position in existing markets throughout the world. If we are unable to successfully identify suitable candidates, negotiate appropriate acquisition terms, obtain financing which may be needed to consummate such acquisitions, complete proposed acquisitions, successfully integrate acquired businesses into our existing operations or expand into new markets, such inability would negatively impact our growth strategy. In addition, any acquisition, once integrated, could negatively impact our financial performance if it does not perform as planned, is not accretive to earnings, or does not prove to be beneficial to our operations and cash flow.

We operate in highly competitive markets with competitors who may have greater resources than we possess, possibly reducing the volume of products we can sell and our operating margins.

         Many of our products are sold in highly competitive markets. Management believes that the principal points of competition in these markets are product quality, price, design and engineering capabilities, product development, conformity to customer specifications, quality of post-sale support, timeliness of delivery, and effectiveness of the distribution organization. Maintaining and improving our competitive position will require continued investment in manufacturing, engineering, quality standards, marketing, customer service and support, and the distribution networks. If we do not maintain sufficient resources to make such investments or are not successful in maintaining our competitive position, our operations and financial performance would be reduced. If our competitors develop products that are superior to our products, or develop methods of more efficiently and effectively providing products and services or adapt more quickly than we do to new technologies or evolving customer requirements, our operations and financial performance would be negatively impacted. Certain of our competitors are larger, more diversified corporations and may have greater financial, marketing, production, and research and development resources. As a result, they could be better able to withstand the effects of periodic economic downturns. Pricing pressures could also cause us to adjust the prices of certain of our products to stay competitive. We may not be able to compete successfully with our existing competitors or with new competitors.



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Our business is exposed to volatility in foreign currency exchange rates which can increase the costs of, and reduce the revenues from foreign operations.

         We are exposed to fluctuations in foreign currency exchange rates, particularly with respect to the Canadian dollar, the euro and the British pound. Any significant change in the value of the currencies of the countries in which we do business against the U.S. dollar could have an adverse effect on our business, financial condition and results of operations by making capital investments in dollars more expensive and by creating possible charges against earnings. We seek to minimize the risk from these foreign currency exchange rate fluctuations principally through invoicing our customers in the same currency as the source of the products.

Our operations in foreign countries expose us to political risks and adverse changes in local, legal, tax and regulatory schemes.

During the year ended December 31, 2003, approximately 20% of our consolidated revenue was from customers outside of North America. Management expects international operations and export sales to continue to contribute to earnings for the foreseeable future. Both the sales from international operations and export sales are subject in varying degrees to risks inherent in doing business outside of the United States. Such risks include, without limitation, the following:

         o Possibility of unfavorable circumstances arising from host country laws or regulations;

         o Partial or total expropriation;

         o Potential negative consequence from changes to significant taxation policies;

         o Changes in tariff and trade barriers and import or export licensing requirements;

         o Insurrection, civil disturbance or war; and

         o Potential negative consequences from the requirements of partial local ownership of operations in certain countries.

The U.S. government has an unrestricted right to use certain of our technology, which may negatively impact our ability to protect our intellectual property.

         We seek to protect the competitive benefits we derive from our patents, proprietary information and other intellectual property. However, we do not have the right to prohibit the U.S. government from using certain technologies developed or acquired by us or to prohibit third party companies, including our competitors, from using those technologies in providing products and services to the U.S. government. The U.S. government has the right to royalty-free use of technologies that we have developed under U.S. government contracts. We are free to commercially exploit those government-funded technologies and may assert our intellectual property rights to seek to block other non-government users thereof.

Government regulation could limit our ability to sell our products outside the United States.

         Approximately 20% of our sales are subject to compliance with the United States Export Administration Regulations. Our failure to obtain the requisite licenses, meet registration standards or comply with other government export regulations, would hinder our ability to generate revenues from the sale of our products outside the United States. Compliance with the government regulations may also subject us to additional fees and costs. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position.

         In order to sell our products in European Union countries, we must satisfy certain technical requirements. If we are unable to comply with those requirements with respect to a significant quantity of our products, our sales in Europe would be restricted.

We are exposed to potential environmental liabilities and litigation and extensive and changing governmental environmental regulation.

         Compliance with environmental regulations could require us to discharge environmental liabilities, increase the cost of manufacturing our products, or otherwise adversely affect our business, financial condition and results of operations.

         Our past and present business operations and our past and present ownership and operations of real property are subject to extensive and changing federal, state, and local environmental laws and regulations, as well as those of other countries, pertaining to the discharge of materials into the environment, the handling and disposition of wastes (including hazardous wastes), or otherwise relating to protection of the environment, including individuals, flora and fauna. In the future, we may be identified as a potentially responsible party and be subject to liability under applicable law. We have experienced, and management expects us to continue to experience, costs to comply with environmental laws and regulations and court and governmental agency orders and decrees. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, or the imposition of new clean-up requirements could require us to incur costs or become the basis for new or increased liabilities.

         We use and generate hazardous substances and wastes in our operations. In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, our management is conducting investigation and remediation activities at several on-site and off-site locations. We may be subject to potential material liabilities relating to any investigation and clean up of contaminated properties and to claims alleging personal injury. In addition, some of our products previously sold contained asbestos components that were acquired from third parties and incorporated into our products. Although the Corporation has never been the subject of an adverse judgment nor settled a claim for more than immaterial amounts, it may be subject to potential liabilities relating to claims alleging personal injury as a result of exposure to such products.

         The Corporation has been named as a potentially responsible party ("PRP") with many other corporations and municipalities, in a number of environmental clean-up sites. The Corporation continues to make progress in resolving these claims through settlement discussions and payments from established reserves. Significant sites remaining open at the end of the year are: Caldwell Trucking landfill superfund site, Fairfield, New Jersey; Sharkey landfill superfund site, Parsippany, New Jersey; Amenia landfill site, Amenia, New York; and Chemsol, Inc. superfund site, Piscataway, New Jersey. At this time, the Corporation believes that the outcome for any of these remaining sites will not have a materially adverse effect on the Corporation's results of operations or financial condition.

         In the first quarter of 2004, the Corporation signed a PRP agreement joining a number of other companies to respond to a U.S.E.P.A. Request For Information concerning the Lower Passaic River site. At this time, the Corporation considers itself a nominal participant and the outcome of this matter would not have a materially adverse effect on the Corporation's results of operation or financial condition.

Our profitability will be reduced by increasing interest rates.

         Our profitability may also be reduced during any period of unexpected or rapid increases in interest rates. Our market risk for a change in interest rates relates primarily to our debt obligations. As a result of the September 25, 2003 Senior Notes issue and two subsequent interest rate swap agreements dated November 10, 2003, we shifted our interest rate exposure from 100% variable to 46% variable as of December 31, 2003. The net proceeds of the Senior Notes allowed us to pay down the majority of our outstanding debt under our credit facility. This blended rate strategy for debt borrowings reduces the uncertainty of shifts in future interest rates. However, the variable rate on both the revolving credit agreement and the interest rate swap agreements are based on market rates. Accordingly, if interest rates changed by one percentage point, the impact on consolidated interest expense would have been approximately $1 million.

Some of our employees are employed under collective bargaining agreements a number of which expire in the next twelve months and, accordingly, we may be exposed to the risks attendant to unsuccessful labor negotiations to renew such agreements.

         As of June 30, 2004, 1,019 of our 5,100 employees were employed under collective bargaining agreements. Collective bargaining agreements covering approximately 65% of those employees will expire over the next twelve months. If we are unsuccessful in renegotiating these agreements we may be subject to strikes and works stoppages. While management believes that relations with our union employees are generally good, we could be subject to work stoppages by some of our employees and, if such stoppages were to occur, they could have a material and adverse effect on our financial condition and results of operations.

Our future growth and continued success is dependent upon our key personnel.

Our success is dependent upon the efforts of our senior management personnel. The loss of members of our senior management group could have a material and adverse affect on our business. In addition, competition for qualified technical personnel in our industries is intense, and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel.

We currently maintain a substantial amount of indebtedness which may increase the risks inherent in our business.

We have indebtedness that is significant in relation to our stockholders' equity. Our debt to capitalization ratios were 32%, 27%, and 6%, as of December 31, 2003, 2002, and 2001, respectively. Our degree of leverage could:

         o Impair our future ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes;

         o Hinder our ability to adjust rapidly to changing market conditions;
           and

         o Make us more vulnerable if a downturn in general economic conditions or our business occurs.

         In addition, a portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness. Management anticipates using approximately $8 million to $10 million of our cash flow from operations for interest payments on our debt obligations. This use of cash flow reduces the funds available for other purposes, which may adversely affect the continued success of our business. We have the capacity to raise approximately $131 million in additional indebtedness without exceeding our financial covenants.

         We have a revolving credit facility in the aggregate of $400 million (the "Credit Facility") with The

Bank of America, as administrative agent for ten lenders, which contains operating and financial restrictions. Under certain circumstances, the restrictions affect our ability to incur additional indebtedness and pay dividends. The credit agreement also contains covenants limiting, among other things, fundamental changes, such as certain types of mergers or a sale of substantially all of our assets.


Risk Factors Associated With Our Securities

There is a limited trading volume in our common stock which may contribute to market price volatility.

         Our common stock is traded on the New York Stock Exchange. During the twelve months ended December 31, 2003, the average daily trading volume for our common stock as reported by the NYSE 35,000 shares and average daily trading volume for our Class B common stock as reported by the NYSE was 7,000 shares. Even if we achieve a wider dissemination as to the shares offered by us, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock.

Restrictions Contained In Our Revolving Credit Facility May Limit Our Ability To Issue Additional Debt Securities In The Future.

         The Credit Facility may restrict our ability to issue additional debt securities and, if we issue additional debt securities, the Credit Facility may limit the kind of debt securities that we issue.

Restrictions Contained In Our Privately Placed Debt May Limit Our Ability To Issue Additional Debt Securities In The Future.

         The Note Purchase Agreement related to our privately placed notes may restrict our ability to issue additional debt securities and, if we issue additional debt securities, our Note Purchase Agreement may limit the kind of debt securities that we issue.

Our ability to sell or issue substantial amounts of additional shares of common stock or Class B common stock may adversely affect the future market price of such securities.

         Part of our business strategy is to expand into new markets and enhance our position in existing markets throughout the world through acquisitions. In order to successfully complete targeted acquisitions or fund our other activities, we may issue additional equity securities that could be dilutive to our earnings per share and to your stock ownership. Sales of substantial amounts of our common stock or Class B common stock (including shares issued upon the exercise of stock options and warrants or in connection with acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and Class B common stock.

The Preferred Stock Purchase Rights associated with our outstanding shares of common stock and Class B common stock and certain provisions of our certificate of incorporation, by-laws and Delaware General Corporate Law have anti-takeover effects.

         Some of the provisions of our certificate of incorporation and by-laws could discourage, delay or prevent an acquisition of our business at a premium price. The provisions:

     o Permit the board of directors to increase its own size and fill the resulting vacancies;

     o Authorize the issuance of up to 650,000 shares of preferred stock in one or more series without a shareholder vote.

         In addition, on November 20, 2001, our Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of both our common stock and Class B common stock, at a par value $.01. The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to any offer conditioned on a substantial number of rights being acquired. These rights could discourage, delay or prevent an acquisition of our business at a premium price.

         Also, Section 203 of the Delaware General Corporate Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

We may not be able to pay dividends on our common stock and Class B common stock.

         We have no obligation to pay dividends on either class of our common stock. The declaration and payment of dividends on our common stock and Class B common stock is subject to, and will depend upon, among other things:

     o Our future earnings and financial condition, liquidity and capital requirements;

     o Our ability to pay dividends under our Credit Facility and our senior guaranteed notes; and

     o    Other factors deemed relevant by our board of directors.


In the absence of a sinking fund, we may not be able to fund our payment and repurchase obligations under $200 million of outstanding senior unsecured notes.

         On September 25, 2003, the Company completed an offering of $200 million of guaranteed senior unsecured notes consisting of $125 million 5.74% senior notes due 2013 and $75 million 5.13% senior notes due 2010. There is no sinking fund with respect to these notes, and at maturity the entire outstanding principal amount thereof will become due and payable. Also, upon the occurrence of certain events we will be required to offer to repurchase all or a portion of the outstanding notes. The source of funds for any such payment at maturity or earlier repurchase will be our available cash or cash generated from operating or other sources, including, without limitation, borrowings or sales of our assets or equity securities. There can be no assurance that sufficient funds will be available at the time of any such event to pay such principal or to make any required repurchase.

                                 USE OF PROCEEDS

         We are filing this registration statement to satisfy our registration obligations in connection with the Asset Purchase Agreement, dated as of May 24, 2004, among us, Curtiss-Wright Flow Control Service Corporation and Trentec, Inc. We will not receive any cash proceeds from the sale of the shares of common stock offered by this prospectus. All of the shares of common stock being offered by this prospectus will be sold by or for the benefit of the selling stockholders named in this prospectus.

                              SELLING STOCKHOLDERS

         Selling stockholders, including their transferees, pledgees or donees or their respective successors, may from time to time offer and sell under this prospectus any or all of the common stock covered by this prospectus. When we refer to the "selling stockholders" in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their respective successors.

         The selling stockholders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock since the date as of which the information in the table is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, as required by law.

         The number of shares of common stock that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because each selling stockholder may sell all, some or none of the shares of common stock which each holds, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of this offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the assumption that each selling stockholder will sell all of the shares of common stock owned by that selling stockholder and covered by this prospectus.

         The following table sets forth certain information regarding the beneficial ownership of common stock by the selling stockholders. Except as indicated in the footnote to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Calculations of beneficial ownership are based on 12,638,044 shares of our common stock outstanding on September
28, 2004.


---------------------------------------------------------------------------------------------------------------------
                      Number of Shares   Number of Shares    Number of Shares   Percentage of       Percentage of
                      of Common Stock    of Common Stock     of Common Stock    Outstanding         Outstanding
                      Beneficially       Included in  this   Beneficially       Common Stock        Common Stock
                      Owned Before       Offering            Owned After this   Beneficially        Beneficially
Name of Selling       this Offering                          Offering           Owned Before this   Owned After this
Stockholder                                                                     Offering            Offering
---------------------------------------------------------------------------------------------------------------------
Estate of Dwaine A.
Godfrey, Sr.               131,333            131,333               --                 1.0                  *
---------------------------------------------------------------------------------------------------------------------
Dwaine A. Godfrey,
Sr., Trustee of            34,171             34,171                --                  *                   *
Tiffany Richardson
Trust
---------------------------------------------------------------------------------------------------------------------
Dwaine A. Godfrey,
Jr., Trustee of            33,171             33,171                --                  *                   *
Dwaine A. Godfrey,
Jr. Trust
---------------------------------------------------------------------------------------------------------------------
Edward Groth, Jr.          17,901             17,901                --                  *                   *
---------------------------------------------------------------------------------------------------------------------

* Less than 1%

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling stockholders. The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares: ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions; short sales; broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; or any other method permitted pursuant to applicable law. The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus, provided they meet the criteria and conform to the requirements of such rule.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Upon Curtiss-Wright being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required. In addition, upon Curtiss-Wright being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         We are required to pay all fees and expenses incident to the registration of the shares, excluding fees and disbursements of counsel to the selling stockholders.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of officers and directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct, or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the above provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by George McDonald, Esq.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated in this prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements as of December 31, 2002 and for each of the years ended December 31, 2002 and 2001 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance of the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item  14.  Other Expenses of Issuance and Distribution.

         The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

SEC registration fee...............................................   $1629.95
Accounting fees....................................................   $10,000.00
Legal fees and expenses............................................   $2000.00
      Total........................................................   $13,629.95

Item  15.   Indemnification of Directors and Officers.

         As permitted by the provisions for indemnification of directors and officers in the Delaware General Corporation Law, which applies to us, our Amended and Restated Certificate of Incorporation and Amended By-laws provide for indemnification of directors and officers for all expenses, liabilities and loss, including without limitation attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement incurred or suffered by such person in any threatened, pending or completed action, suit or proceeding, including without limitation an action, suit or proceeding by or in the right of the company, whether civil, criminal, administrative or investigative to the fullest extent permitted by the Delaware General Corporation Law.

         We maintain policies of insurance under which we and our directors and officers are insured subject to specified exclusions, deductibles and maximum amounts, against loss arising from any claim which may be made against us or any of our directors or officers by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in our or their respective capacities.

         The Registrant maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Registrant for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

Item 16.  Exhibits and Financial Statement Schedules.

         The index to exhibits appears on the page immediately following the signature page of this Registration Statement.


(b) Financial Statement Schedules.

         All schedules are omitted because of the absence of the conditions under which they are required, or because the information called for are included in the documents incorporated by reference and the financial statements or notes thereto.

Item 17.  Undertakings.

             The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sale are being made, a post-effective amendment to this Registration Statement:

                   (i) to include any prospectus required by Section 10(a)(3) of Securities Act of 1933;

                   (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona file offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned; thereunto duly authorized, in the Borough of Roseland, State of New Jersey, on this 30th day of September 2004.

                                           Curtiss-Wright Corporation

                                           By:   /s/ Martin Benante
                                                 -------------------------------
                                                 Martin Benante
                                                 Chairman of the Board and
                                                 Chief Executive Officer




                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

         That the undersigned officers and directors of Curtiss-Wright Corporation, a Delaware corporation, do hereby constitute and appoint Martin R. Benante and Glenn E. Tynan, and either of them, the lawful attorney and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power of authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, post-effective amendments and supplements thereof, and to any and all instruments or documents filed as part of or in connection with such Registration Statement, and each of the undersigned hereby certifies and confirms all that said attorney and agent, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and the above power of attorney have been signed by the following persons in the capacities and on the dates indicated.


Date: September 30, 2004            By:  /s/ Martin R. Benante
                                         ---------------------------
                                         Martin R. Benante
                                         Chairman and CEO

Date: September 30, 2004            By:  /s/ Glenn E. Tynan
                                         ----------------------------
                                         Glenn E. Tynan
                                         Vice President Finance & CFO
                                         (Principal Financial Officer)

Date: September 30, 2004           By:  /s/ Kevin McClurg
                                        ------------------------------
                                        Kevin McClurg
                                        Controller
                                        (Principal Accounting Officer)

Date: September 30, 2004           By:  /s/ James B. Busey
                                        ------------------------------
                                        James B. Busey IV
                                        Director

Date: September 30, 2004           By:  /s/ S. Marce Fuller
                                        ------------------------------
                                        S. Marce Fuller
                                        Director

Date: September 30, 2004           By:  /s/ David Lasky
                                        ------------------------------
                                        David Lasky
                                        Director

Date: September 30, 2004           By:  /s/ Carl G. Miller
                                        ------------------------------
                                        Carl G. Miller
                                        Director

Date: September 30, 2004           By:  /s/ William B. Mitchell
                                        ------------------------------
                                        William B. Mitchell
                                        Director

Date: September 30, 2004           By:  /s/ John R. Myers
                                        -------------------------------
                                        John R. Myers
                                        Director

Date: September 30, 2004           By:  /s/ William W. Sihler
                                        ------------------------------
                                        William W. Sihler
                                        Director

Date: September 30, 2004           By:  /s/ J. McLain Stewart
                                        ------------------------------
                                        J. McLain Stewart
                                        Director

                                INDEX TO EXHIBITS

2.1 Asset Purchase Agreement, dated as of May 24, 2004, among the Registrant, Curtiss-Wright Flow Control Service Corporation and Trentec, Inc.

4.1 Amended and Restated Rights Agreement, dated as of November 6, 2000, as amended and restated as of November 20, 2001, between the Registrant and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, (incorporated by reference to Exhibit 4 to the Registrant's report on Form 8-K, filed November 20, 2001).

4.2 Amendment to Restated Rights Agreement, dated February 1, 2002, naming American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 4(iv) to the Registrant's Annual Report on Form 10-K, filed March 18, 2002).

5.1 Opinion of George P. McDonald with respect to the securities being registered.

23.1    Consent of Deloitte & Touche LLP

23.2    Consent of PricewaterhouseCoopers LLP

23.3    Consent of George P. McDonald (included in Exhibit 5.1.)

24.1 Power of Attorney (included in the signature page of the registration statement).

99.1 Registration Rights Agreement, dated May 24, 2004, among the Registrant and the investors named therein.